Exhibit 10.1

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made to be effective as of this 15th day of January 2019 (“Effective Date”), by and between Perry A. Sook, an individual resident of Texas (“Sook”), and Nexstar Media Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, Sook and the Company are parties to that certain Executive Employment Agreement dated as of January 5, 1998, as amended May 10, 2001, September 26, 2002, August 23, 2003, January 1, 2007, July 2, 2007, November 13, 2008, December 31, 2008, March 27, 2009 September 11, 2012, and January 29, 2015, which agreement expires January 15, 2019 (the “Original Agreement”).

WHEREAS, the Company desires to retain the services of Sook as Chairman of the Board, Chief Executive Officer and President of the Company upon the expiration of the Original Agreement, and Sook desires to be employed by the Company, under the terms and conditions of this Agreement.

WHEREAS, the parties desire to amend and replace the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Position and Duties.  Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company will continue to employ Sook as the Company’s Chairman, Chief Executive Officer and President.  In such position, Sook will perform such duties as shall be reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”) which are commensurate and consistent with the duties of a chairman, chief executive officer and president of similar companies.  Sook will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement (which duties will include, among other things, acquiring, managing, operating or disposing of television and digital media properties); provided, that the foregoing will not preclude Sook from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards, provided that such activities do not materially interfere with the performance of his duties hereunder.  So long as he is employed by the Company, Sook will be a member of the Board and a member of the Executive Committee, if any, of the Board.

2.Term of Employment.  Unless terminated earlier as provided below, the Company’s employment of Sook under this Agreement will continue from the Effective Date until February 28, 2023 (“Term”); provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Sook or the Company gives written notice to the other party of his/its intent not to extend the Term or any renewal term.

3.Termination.  The Company’s employment of Sook under this Agreement shall terminate prior to the end of the Term, or any subsequent renewal term, specified in Paragraph 2 hereof only under the following circumstances:

(a)Death.  Sook’s death, in which case Sook’s employment will terminate on the date of death.

(b)Disability.  If, as a result of Sook’s illness, physical or mental disability or other incapacity Sook is unable to substantially perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), his material job duties under this Agreement for any period of six (6) consecutive months, and after receiving thirty (30) days  written notice of termination by the Company to Sook (which may occur after the end of such six-month period), he shall not have returned to the performance of his job duties hereunder on a full-time basis, the Company may terminate Sook’s employment hereunder.

(c)Consolidation, Merger or Comparable Transaction.  In the event that the Company consolidates with or merges with and into any other person, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a person becomes the beneficial owner of a majority of the voting power represented by the securities of the Company (treating any such person and the affiliates of such person as being one and the same person), or if the Company sells all or substantially all of its consolidated assets, then subject to the provisions of Paragraph 6 of this Agreement, Sook’s employment may be terminated by the Company or Sook simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction.

(d)Termination by the Company for Cause.  The Company may terminate Sook’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by a majority of the Board to Sook.  Any termination under this Paragraph 3(d) shall not also be deemed to be a termination under Paragraph 3(e) hereof.  For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Sook: (i) the conviction of Sook for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board and which are consistent with the terms of this Agreement and the position specified in Paragraph 1, which is not cured within thirty (30) days after written notice thereof to Sook; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Sook.  For purposes of this Agreement no act, or failure to act, on Sook’s part shall be deemed “willful” unless done, or omitted to be done, by Sook in bad faith and without a reasonable belief that such act, or failure to act, was in the Company’s best interest.

(e)Termination by the Company Other Than for Cause.  The Company may terminate Sook’s employment for any reason or for no reason upon thirty (30) days prior written notice to Sook, subject to payment of the termination payments specified in Paragraph 6 hereof.  Such termination will be effective as of the date stated in a written notice of termination delivered by a majority of the Board to Sook.

(f)Termination by Sook for Good Reason.  Sook may terminate his employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Sook to the Company (or such earlier date after the delivery of such notice as the Company may elect).  For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material reduction in the job duties, responsibilities, authority or position of Sook, (ii) a material breach by the Company of a material provision of this Agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Sook to the Company; (iii) any reduction or decrease in Sook’s Base Salary or annual target Bonus; (iv) any requirement that Sook report to someone other than the Board; or (v) any requirement that Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.  A termination of Sook’s employment for Good Reason in accordance with this Paragraph 3(f) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(g)Voluntary Termination by Sook Without Good Reason.  Sook may voluntarily terminate his employment hereunder for any reason or for no reason upon thirty (30) days prior written notice to the Company.  Such termination shall be effective as of the date stated in a written notice of termination delivered by Sook to the Company (or such earlier date after the delivery of such notice as the Company may elect).

In no event will the termination of Sook’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein.  Any termination of Sook’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Sook of all positions with the Company and each of its subsidiaries and affiliates, including but not limited to, his resignation as a member of the Board and the board of each other such affiliate and subsidiary.

4.	Compensation.

(a)During the Term, and any subsequent renewal term, Sook will be entitled to receive an annual base salary (“Base Salary”) at the rate specified below:

January 15, 2019 – December 31, 2019	$1,625,000
January 1, 2020 – December 31, 2020	$1,750,000
January 1, 2021 – December 31, 2021	$1,875,000
January 1, 2022 and thereafter	$2,000,000

(b)During each Company fiscal year during the Term and any renewal term, Sook will have an opportunity to earn an annual bonus (“Bonus”) based on the targeted amount specified below, if any, in an amount specified by the Compensation Committee of the Board (the “Compensation Committee”), based on the criteria set forth in Exhibit A hereto.

2019 Total Bonus Opportunity	$3,250,000
2020 Total Bonus Opportunity	$3,500,000
2021 Total Bonus Opportunity	$3,750,000
2022 and thereafter Total Bonus Opportunity	$4,000,000

(c)Sook’s Base Salary will be paid in equal installments in accordance with the Company’s normal payroll practice for its senior executives (but no less frequently than bi-monthly).  The Bonus provided in Paragraph 4(b),  will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements for the appropriate fiscal year but in no event later than December 31 of the year immediately following the year in which the Bonus is earned.  All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and all other applicable laws and regulations.

5.Fringe Benefits.  During the Term and any subsequent renewal term,

(a)The Company will issue Sook restricted shares of the Company’s Class A Common Stock in the form of restricted stock units (RSUs) in the amounts and on the schedule set forth in Exhibit B attached hereto.

(b)Sook shall be entitled to participate, at the Company’s expense, in any retirement plan, pension plan, life insurance plan, health insurance plan or fringe or other comparable benefit plan which the Company from time to time makes available generally to its corporate executive employees.

(c)Sook shall also be entitled to six (6) weeks paid vacation for each year during the Term, or any subsequent renewal term; provided however, that any vacation not taken as of the end of any calendar year will be forfeited.

(d)The Company will provide Sook with an automobile for his use.

(e)Sook will be reimbursed by the Company for all approved business expenses (which approval shall not be unreasonably withheld) incurred by him on behalf of the Company upon presentation of appropriate documentation.

6.Termination Payments.  Sook (or his estate pursuant to Paragraph 6(a) hereof) will be entitled to receive the following payments upon termination of his employment hereunder:

(a) In the event of the termination of Sook’s employment pursuant to any of the following provisions:

Paragraph 3(a)	[Death]
Paragraph 3(b)	[Disability]
Paragraph 3(d)	[By the Company For Cause]
Paragraph 3(g)	[By Sook Without Good Reason]

The Company will pay to Sook (or Sook’s estate, as the case may be) as soon as practicable following such termination (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date (iii) the amount of all earned and unpaid Bonus amounts for years preceding the year of termination payable as provided in Paragraph 4(c) and, (iv) in the event of termination of Sook’s employment pursuant to Paragraph 3(a) or 3(b) above, a pro-rata portion of the target Bonus for the year in which the termination occurred, the numerator of which shall be the number of whole or partial months Sook performed services for the Company during the calendar year of the termination and denominator of which shall be twelve (12).

(b)In the event of termination of Sook’s employment pursuant to any of the following provisions:

Paragraph 3(c)	[Consolidation, Merger or Comparable Transaction]
Paragraph 3(e)	[By the Company Other Than For Cause]
Paragraph 3(f)	[By Sook with Good Reason]

The Company will pay to Sook as soon as practicable following such termination (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date, (iii) the amount of all earned and unpaid Bonus for years preceding the year of termination payable as provided in Paragraph 4(c) and (iv) an amount equal to the sum of (x) 200% of Sook’s Base Salary as in effect on the date of termination, plus (y) 200% of Sook’s target Bonus for the fiscal year in which such termination occurs, plus (z) an additional $20,800.00. In addition, all equity (including, but not limited to, any RSUs, stock options and/or stock appreciation rights) previously granted or awarded to Sook by the Company prior to his termination shall become immediately and fully vested without further action by either Sook or the Company.

(c)Without limiting the remedies available to the Company for breach by Sook of Paragraph 7 hereof, in the event that Sook violates the provisions of Paragraph 7 hereof after the termination of his employment with the Company in a manner reasonably determined by the Board to be injurious to the Company, any termination payments provided in this Paragraph 6 remaining unpaid at the time such violation occurs will be automatically forfeited.

7.	Covenant Not to Compete and Non-Disclosure.

(a) During the term of Sook’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Sook covenants and agrees that Sook will not within any DMA (as determined from time to time by the A.C. Nielsen Company or its successor) in which the Company operates a television broadcast facility on the date that Sook’s employment by the Company terminates (or in which the Company has agreed to acquire, or the Board has approved pursuing (and the Company has not abandoned) the acquisition of, a television broadcast facility on or prior to such date) whether directly or indirectly, with or without compensation, (x) enter into or engage in the business of television broadcasting, (y) be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting, or (z) solicit or do any business with respect to television broadcasting with any then-existing customers of the Company.  During the one (1) year after Sook’s employment with the Company terminates, neither Sook nor any of Sook’s affiliates will hire, solicit, employ or contract with respect to employment any officer or employee of the Company.  For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.

(b) Sook agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Sook, all Sook’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Sook, solely or in concert with others, during the term of Sook’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Sook may do for the Company or at its request.  Sook further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Sook’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.

(c) Except as expressly set forth below, Sook agrees, whether during Sook’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Sook’s responsibilities hereunder, not to disclose to others, use for Sook’s or any other Person’s (as defined herein) benefit, copy or make notes of any confidential information or trade secrets relating to the business, activities or facilities of the Company which may come to Sook’s knowledge prior to or during Sook’s employment pursuant to this Agreement or thereafter.  Sook will not be bound to this obligation of confidentiality and nondisclosure if:

(i)the information in question has become part of the public domain by publication or otherwise through no fault of Sook;

(ii)the information in question is disclosed to the recipient by a third party and Sook reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof; or

(iii)Sook is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.

(d) Upon termination of employment pursuant to this Agreement, Sook will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Sook’s possession or control and which are the property of the Company.

(e) The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants.  If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.

8.Entire Agreement.  This Agreement, together with any Company long-term incentive plans and/or restricted stock award or option agreements between Sook and the Company, embodies the entire agreement between the parties hereto with respect to Sook’s employment with the Company, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for therein.  If any of the terms of this Agreement conflict with terms of any Company long-term incentive plans or restricted stock award or option agreements between Sook and the Company, then the terms of this Agreement shall control, govern and be given full force and effect.

9.No Assignment.  This Agreement shall not be assigned by Sook without the prior written consent of the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Sook’s death or disability this Agreement may be enforced by his executors, personal representatives or guardians, to the extent applicable.  This Agreement shall not be assigned by the Company without the prior written consent of Sook except to any successor to the business of the Company.

10.Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent overnight mail or overnight courier:

(a)If to Sook, to Perry A. Sook, c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, or such other person or place as Sook may specify by prior written notice to the Company;

(b)If to the Company, to 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: Martin Pompadur, Chairman of the Nominating & Governance

Committee of the Board, or as the Company may otherwise specify by prior written notice to Sook.

11.Amendment; Modification.  This Agreement may not be amended, modified or supplemented other than in a writing signed by both parties hereto.

12.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.Headings.  The headings in the sections of this Agreement are inserted for convenience only and shall not constitute part of this Agreement.

14.Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

15.Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Texas without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Texas to be applied.

16.Key Man Life Insurance.  Sook agrees to submit to any requested physical examination in connection with the Company’s purchase of the Key-Man Policy.  Sook agrees to cooperate fully in connection with the underwriting, purchase and/or retention of the Key-Man Policy by the Company.

17.Legal Fees.  In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

18.Legal Expenses.  The Company shall reimburse Sook, upon presentation of an appropriate invoice or invoices, for reasonable legal fees and expenses incurred by him in connection with the negotiation, drafting and execution of this Agreement.

19.Representations.  Sook represents and warrants to the Company that Sook is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.

20.Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.Binding Arbitration.

(a) Generally.  The arbitration procedures described in this Paragraph 21 will be the sole and exclusive method of resolving and remedying any claim under this Agreement (each such claim, a “Dispute”); provided that nothing in this Paragraph 21 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award (as defined herein).  Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 21 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time.  “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.

(b) Notice of Arbitration.  If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute.  If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 21 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

(c) Selection of Arbitrator.  An arbitrator will be selected in accordance with the AAA Rules.

(d) Conduct of Arbitration.  The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question.  The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected.  Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.

(e) Enforcement.  A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

(f) Attorneys’ Fees and Expenses.  Each prevailing Person in any arbitration proceeding described in this Paragraph 21 will be entitled to recover from any non-prevailing Person(s) its reasonable costs and attorneys’ fees in addition to any damages or other remedies awarded to such prevailing Person.  As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 21.

22.Termination of Previous Agreements.  This Agreement replaces and terminates any previous employment agreements (including, without limitation, any supplements, addendums or amendments thereto) entered into between Sook and the Company and/or any of its affiliates and predecessors.

23.Section 409A of the Code.

(a) Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.

(b) Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to Sook in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Sook is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after Sook’s date of termination or, if earlier, Sook’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Sook during the period between the date of termination and the New Payment Date shall be paid to Sook in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d) Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Sook incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e) Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

24.Code Section 280G.  If Sook receives any payments or distributions pursuant to this Agreement or otherwise (“Payments”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 26, would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then the Payments shall be reduced to the Reduced Amount only if reducing the Payments would provide Sook with a greater net after-tax amount than if no such reduction took place.  The "Reduced Amount" shall be a present value amount that maximizes the aggregate present value of the Payments without causing any portion of the Payments to be subject to the Excise Tax, determined in accordance with Code Section 280G(d)(4).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made effective as of the day and year first above written.

/s/ Perry A. Sook
Perry A. Sook

ACCEPTED AND AGREED:

NEXSTAR MEDIA GROUP, INC.

/s/ Thomas E. Carter
Thomas E. Carter
Executive Vice President & Chief Financial Officer

EXHIBIT A – TARGET BONUS CRITERIA

The Compensation Committee will evaluate and award the Bonus set forth in Section 4(b) based on Sook’s meeting the following criteria for each fiscal year of this Agreement:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

By way of example for 2019, Mr. Sook may earn a total bonus of $3,250,000 based on the following:

•	$812,500 awarded for Nexstar Broadcasting, Inc. exceeding ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	$812,500 awarded for Nexstar Digital LLC exceeding eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

$812,500 awarded if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	$812,500 awarded at the discretion of the Committee.

Peer Group: CBS Corporation; Viacom, Inc.; Discovery, Inc.; News Corporation; The Liberty Sirius XM Group; IAC/Interactive Corp; Cinemark Holdings, Inc.; Gannett Co., Inc.; Sinclair Broadcast Group, Inc.; AMC Networks, Inc.; Clear Channel Outdoor Holdings, Inc.; Meredith Corporation; Tegna, Inc.; The E.W. Scripps Company; Gray Television, Inc.

EXHIBIT B – RSU AWARDS

Non-Performance Based RSU Awards

Mr. Sook will be granted non-performance based RSUs in the amounts and on the schedule as follows:

January 15, 2019 - 62,500 RSUs to vest in equal annual installments of 15,625 RSUs on each of January 15, 2020, January 15, 2021, January 15, 2022 and January 15, 2023;

January 15, 2020 - 62,500 RSUs to vest in annual installments of 20,833 RSUs on each of January 15, 2021 and January 15, 2022, and 20,834 on January 15, 2023;

January 15, 2021 - 62,500 RSUs to vest in equal annual installments of 31,250 RSUs on each of January 15, 2022 and January 15, 2023; and

January 15, 2022 - 62,500 RSUs, which will all vest on January 15, 2023.

Performance Based RSU Awards

Mr. Sook will be granted an additional 250,000 RSUs (the “Performance RSUs”) as follows:

On January 15, 2019, the Company will issue Sook 83,334 RSUs which will vest in full on January 15, 2021 if the total shareholder return for the Measurement Period is in the top sixty-five percent (65%) of the Peer Group (as defined above) provided that the total shareholder return is greater than zero on the r Measurement Period.

On January 15, 2020, the Company will issue Sook 83,333 RSUs which will vest in full on January 15, 2022 if the total shareholder return for Measurement Period is in the top sixty-five percent (65%) of the Peer Group provided that the total shareholder return is greater than zero for the Measurement Period.

On January 15, 2021, the Company will issue Sook 83,333 RSUs which will vest in full on January 15, 2023 if the total shareholder return for the Measurement Period is in the top sixty-five percent (65%) of the Peer Group provided that the total shareholder return is greater than zero for the Measurement Period.

If, for the foregoing Measurement Periods, the total shareholder return is in the top 65% of the Peer Group, but the total shareholder return is less than zero, the Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to ninety percent (90%) of the Performance RSUs for such vesting period.

The Measurement Period for the 2019 award shall be from the last full trading day preceding December 25, 2018 through the last full trading day preceding December 25, 2020; the

Measurement period for the 2020 award shall be the last full trading day preceding December 25, 2019 through the last full trading day preceding December 25, 2021; and the Measurement Period for the 2021 award shall be the last full trading day preceding December 25, 2020 through the last full trading day preceding December 25, 2022.